Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-132747

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Exchange Traded Access Securities (E-TRACS)	$50,000,000	$1,965.00
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006)

UBS Exchange Traded Access Securities (E-TRACS)

UBS AG $50,000,000 E-TRACS

Long Platinum — Linked to the
UBS Bloomberg CMCI Platinum Total Return due May 14, 2018

The UBS Exchange Traded Access Securities (E-TRACS) linked to the UBS Bloomberg CMCI Platinum Total Return due May 14, 2018 (the “Securities”) provide exposure to potential price appreciation in the UBS Bloomberg CMCI Platinum Total Return, subject to a fee amount of 0.65% per annum (the “Fee Amount”). Accordingly, an increase in the price of platinum will generally result in an increase in the level of the Index and, therefore, the Securities while a decrease in the price of platinum will generally result in a decrease in the level of Index and, therefore, the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal if the Index (calculated as described herein) does not rise by an amount sufficient to offset the cumulative effect of the Fee Amount. The Securities do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the Index less the Fee Amount as described herein. The principal terms of the Securities are as follows:

Issuer:	UBS AG (Jersey Branch)
Initial Trade Date:	May 8, 2008
Initial Settlement Date:	May 13, 2008
Term:	10 years, subject to the right to require UBS to redeem your Securities on any Redemption Date and the UBS Contingent Call Right, each as described below.
Maturity Date:	May 14, 2018
No Interest Payments:	We will not pay you interest during the term of the Securities.
Principal Amount:	$25.00 per Security
Underlying Index:	The return on the Securities is linked to the performance of the UBS Bloomberg CMCI Platinum Total Return Index (the “Index”). The Index is a member of the UBS Bloomberg Constant Maturity Commodity Index (“CMCI”) family and measures the collateralized returns from platinum futures contracts. It is designed to be representative of the entire liquid forward curve of platinum contracts. The Index, which is rebalanced monthly, is comprised of the platinum futures contracts eligible for inclusion in the CMCI with a single target maturity of three months. The Index is a “total return” index. The overall return on the Index is generated by two components: (i) uncollateralized returns on the platinum futures contracts comprising the Index and (ii) a daily fixed-income return, which reflects the interest earned on a hypothetical 91-day Treasury Bill portfolio theoretically deposited as margin for hypothetical positions in the futures contracts comprising the Index. The Index was designed by UBS AG (“UBS”) and Bloomberg L.P. (“Bloomberg”) and is calculated by Bloomberg. For a detailed description of the Index, see “The CMCI Platinum Total Return” beginning on page S-20.
Early Redemption:	You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day commencing on May 30, 2008 through and including the final Redemption Date, subject to a minimum redemption amount of at least 100,000 Securities ($2,500,000 aggregate principal amount). If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described under “Specific Terms of the Securities — Early Redemption—Redemption Procedures” beginning on page S-34 in order to redeem your Securities.
Redemption Procedures:	To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a redemption notice to UBS by email no later than 12:00 p.m. (New York City time) on the Trading Day on which you elect to exercise your redemption right and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective.
UBS Contingent Call Right:	On any Trading Day (or if such day is not a Business Day, the next Trading Day that is also a Business Day) on or after May 13, 2013 through and including May 14, 2018 designated by UBS (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities if the aggregate principal amount of all Securities outstanding is less than $10,000,000 on the fifth Trading Day prior to the Call Settlement Date. To exercise its contingent call right, UBS must provide notice to the holders of the Securities not less than five days prior to the Call Settlement Date specified by UBS. Upon early redemption in the event UBS exercises this right, you will receive a cash payment equal to the Redemption Amount, which will be calculated on the third Trading Day prior to the Call Settlement Date and paid on the Call Settlement Date.

UBS Investment Bank	(cover continued on next page)

Prospectus Supplement dated May 8, 2008

Valuation Dates:	The applicable Valuation Date means (i) with respect to an early redemption, the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures and (ii) with respect to the Company’s exercise of its “Contingent Call Right,” the third Trading Day prior to the Call Settlement Date. The “Final Valuation Date” is May 9, 2018.
Redemption Dates:	The applicable Redemption Date means the third Trading Day following the applicable Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the applicable Redemption Date will be the next following Trading Day that is also a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date.
Trading Day:	Trading Day means a day on which (i) the value of the Index is published by Bloomberg or Reuters Group PLC (“Reuters”), (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts comprising the Index are traded, in each case as determined by the calculation agent in its sole discretion.
Payment at Maturity/ Redemption Amount:	On the Maturity Date or the Redemption Date, as the case may be, you will receive a cash payment per Security in an amount equal to:
($25.00 × Index Performance Ratio) – Fee Amount
For purposes of calculating the Redemption Amount at maturity or upon early redemption, the Index Performance Ratio will be determined as of the corresponding Valuation Date or the Final Valuation Date, as the case may be.
Index Performance Ratio:	Index Ending Level Index Starting Level
Index Starting Level:	1,788.47, the closing level of the Index on the Initial Trade Date.
Index Ending Level:	The closing level of the Index on the applicable Trading Day.
Fee Amount:	The Securities are subject to a Fee Amount per Security equal to 0.65% per annum, which accrues on a daily basis, with the Fee Amount equal to zero on the Initial Trade Date and then increasing, on each subsequent calendar day, by an amount equal to: (0.65%/365) × $25.00 × Index Performance Ratio on that day. If such day is not a Trading Day, the Index Performance Ratio will be calculated as of the immediately preceding Trading Day.
You may lose some or all of your principal if the Index level declines or does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.
Listing:	The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca under the symbol “PTM.” If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.
CUSIP Number:	902641786
ISIN Number:	US9026417868
Calculation Agent:	UBS Securities LLC

See “Risk Factors” beginning on page S-11 for additional risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We intend to sell a portion of the Securities on the Initial Trade Date through UBS Securities LLC, our affiliate, as agent, or through one or more dealers purchasing as principals at 100% of their stated Principal Amount. Additional Securities may be offered and sold from time to time through UBS Securities LLC or one or more dealers. Sales of the Securities after the Initial Trade Date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Fee Amount. Please see “Supplemental Plan of Distribution” on page S-48 for more information.

We may use this prospectus supplement in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this prospectus supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

The UBS AG Exchange Traded Access Securities (E-TRACS) being offered as described in this prospectus supplement and the accompanying prospectus constitute one offering in a series of offerings of UBS AG E-TRACS exchange-traded notes. We are offering, and may continue to offer from time to time, E-TRACS linked to different underlying indices and with the same or different terms and conditions, relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of E-TRACS in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series A are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus

Introduction	3
Cautionary Note Regarding Forward- Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer.	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

i

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are medium-term notes issued by UBS with a return linked to the performance of the UBS Bloomberg CMCI Platinum Total Return (the “Index”). The Index is a sub-index of the UBS Bloomberg Constant Maturity Commodity Index (the “CMCI”) and measures the collateralized returns from platinum futures contracts. It is designed to be representative of the entire liquid forward curve of the platinum contracts. The level of the Index, and therefore the Securities, generally increases as the price of platinum increases and decreases as the price of platinum decreases. The Index, which is rebalanced monthly, is comprised of the platinum futures contracts eligible for inclusion in the CMCI with a single target maturity of three months. The Index is a “total return” index. The overall return on the Index is generated by two components: (i) uncollateralized returns on the platinum futures contracts comprising the Index and (ii) a daily fixed-income return, which reflects the interest earned on a hypothetical 91-day Treasury Bill portfolio theoretically deposited as margin for hypothetical positions in the futures contracts comprising the Index. The Index was designed by UBS and Bloomberg and is calculated by Bloomberg. For more information on the Index, see “The CMCI Platinum Total Return” beginning on page S-20.

We will not pay you interest during the term of the Securities.

At maturity or upon early redemption, you will receive a cash payment per $25 Principal Amount of your Securities equal to the Redemption Amount, which will be calculated on the Final Valuation Date or applicable Valuation Date, as the case may be, and based on the Index Performance Ratio.

The Redemption Amount will equal:

($25.00 × Index Performance Ratio) — Fee Amount

For purposes of calculating the Redemption Amount at maturity or upon early redemption, the Index Performance Ratio will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be.

The “Fee Amount” is equal to 0.65% per annum, which accrues on a daily basis, with the Fee Amount equal to zero on the Initial Trade Date and then increasing, on each subsequent calendar day, by an amount equal to: (0.65%/365) × $25.00 × Index Performance Ratio on that day. If such day is not a Trading Day, the Index Performance Ratio will be calculated as of the immediately preceding Trading Day.

The Index Performance Ratio will be calculated as follows:

Index Ending Level

Index Starting Level;

where the “Index Starting Level” is 1,788.47, the closing level of the Index on the Initial Trade Date, and the “Index Ending Level” will equal the closing level of the Index on the applicable Trading Day.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon early redemption.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level declines from the Initial Trade Date relative to the Final Valuation Date or the applicable Valuation Date, as the case may be, or if the Index does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.

For a further description of how your payment at maturity or upon early redemption will be calculated, see “Specific Terms of the Securities — Payment at Maturity or Upon Early Redemption” beginning on page S-33.

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day commencing on May 30, 2008 through and including the final Redemption Date, subject to a minimum redemption amount of at least 100,000 Securities ($2,500,000 aggregate principal amount). If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 100,000 Securities. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

For any early redemption, the applicable “Valuation Date” means the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures. The applicable “Redemption Date” means the third Trading Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. For a detailed description of the redemption procedures applicable to an early redemption, see “Specific Terms of the Securities — Early Redemption — Redemption Features” beginning on page S-34.

Redemption Procedures

To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a redemption notice to UBS by email no later than 12:00 p.m. (New York City time) on the Trading Day on which you elect to exercise your redemption right and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective.

UBS Contingent Call Right

On any Trading Day (or if such day is not a Business Day, the next Trading Day that is also a Business Day) on or after May 13, 2013 through and including May 14, 2018 designated by UBS (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities if the aggregate principal amount of all Securities outstanding is less than $10,000,000 on the fifth Trading Day prior to the Call Settlement Date. To exercise its contingent call right, UBS must provide notice to the holders of the Securities not less than five days prior to the Call Settlement Date specified by UBS. Upon early redemption in the event UBS exercises this right, you will receive a cash payment equal to the Redemption Amount, which will be calculated on the third Trading Day prior to the Call Settlement Date and paid on the Call Settlement Date. These matters are discussed in detail in the attached prospectus under “Description of the Debt Securities We May Offer — Redemption and Payment.”

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-11.

➢	You may lose some or all of your principal — The Securities are fully exposed to any decline in the level of the Index. You will lose some or all of your principal if the Index Ending Level is below the Index Starting Level or if the Index Ending Level is not sufficiently above the Index Starting Level to offset the cumulative effect of the Fee Amount applicable to your Securities. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Ending Level is therefore unpredictable. Commodity prices may change unpredictably, affecting the prices of the commodities underlying the exchange-traded futures contracts comprising the Index and, consequently, the value of the Securities.
➢	Market risk — The return on the Securities, which may be positive or negative, is directly linked to the performance of the Index, which is based on a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the markets generally.
➢	Potential over-concentration in a particular commodity — There is only one commodity — platinum — underlying the futures contracts included in the Index. Investment in the Securities will increase your portfolio’s exposure to fluctuations in the platinum markets and may not offer the same benefits of diversification as other investments.
➢	A trading market for the Securities may not develop — Although the Securities have been approved for listing on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.
➢	Limited performance history — The Redemption Amount is linked to the performance of the Index, which was introduced in March 2008. As a result, the Index has a limited performance history, and it is uncertain how the Index will perform. In addition, while the Index is intended to represent a benchmark for commodities investments in platinum, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the performance of the platinum market.
➢	No interest payments from the Securities — You will not receive any interest payments on the Securities.
➢	Minimum Redemption Amount — You must elect to redeem at least 100,000 Securities ($2,500,000 aggregate principal amount) for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement.
➢	No Redemption Prior to May 30, 2008 — You may elect to redeem your Securities during the term of the Securities on or after May 30, 2008. Accordingly, your ability to liquidate the Securities may be limited prior to this date.
➢	Your Redemption Election is Irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the applicable Valuation Date.
➢	UBS’ Contingent Call Right — UBS may elect to redeem all outstanding Securities if the aggregate principal amount of Securities outstanding is less than $10,000,000 as described under “Specific Terms of the Securities — UBS Contingent Call Right” beginning on page S-35.

The Securities may be a suitable investment for you if:

➢	You believe the level of the Index will increase during the term of the Securities by an amount sufficient to offset the cumulative effect of the Fee Amount.
➢	You are willing to accept the risk that you may lose some or all of your investment.
➢	You are willing to accept the risk of fluctuations in commodities prices, in general, and the risks inherent in a concentrated investment in exchange-traded futures contracts on platinum, in particular.
➢	You do not seek current income from your investment.

The Securities may not be a suitable investment for you if:

➢	You believe that the level of the Index will decline during the term of the Securities or the level of the Index will not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.
➢	You are not willing to accept the risk that you may lose some or all of your investment.
➢	You are not willing to be exposed to the risk of fluctuations in commodities prices, in general, and the risks inherent in a concentrated investment in exchange-traded futures contracts on platinum, in particular.
➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.
➢	You seek current income from your investment.
➢	You seek an investment for which there will be an active secondary market.

Who calculates and publishes the Index?

The Index level is calculated and disseminated by Bloomberg approximately every fifteen seconds (assuming the Index level has changed within such fifteen-second interval) from 8:00 a.m. to 4:00 p.m. New York City time and a daily Index level is published between 4:00 p.m. and 6:00 p.m. New York City time on each Trading Day. Index information, including the Index level, is available from Bloomberg on pages CUBS + GO, CMCN or CMCX and from Reuters on page UBSCMCI. For further information on the CMCI investors can go to http://www.ubs.com/cmci. You can review the historical performance of the Index, based in part on back-testing data, from January 5, 1998 to May 2, 2008, under the section “The CMCI Platinum Total Return” beginning on page S-20. The historical performance of the Index is not indicative of the future performance of the Index or the level of the Index on the Final Valuation Date or applicable Valuation Date, as the case may be.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page S-43.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid forward contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the maturity of your Securities (or upon the sale, redemption, exchange or other disposition of your Securities prior to their maturity) equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Supplemental U.S. Tax Considerations” on page S-43.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page S-43 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of the Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances if held to maturity. They are purely hypothetical and are provided for illustrative purposes only. They should not be taken as an indication or prediction of future investment results and are intended solely to demonstrate the effect that daily fluctuations of the hypothetical Index levels over the term of the Securities could have on the Fee Amount as of the applicable Valuation Date (including the Final Valuation Date), and thus on the Redemption Amount payable on your Securities on any Redemption Date or at maturity, assuming other variables remain unchanged.

The information in the tables below is based on hypothetical rates of return on the Securities assuming that they are purchased when initially issued and held to the Maturity Date or the applicable Redemption Date, as the case may be. If you sell your Securities in the secondary market prior to the Maturity Date, your return will depend on the market value of your Securities at the time of sale, which may be affected by a number of other factors not reflected in the tables below, including interest rates and Index volatility. See “Risk Factors” below on page S-11 for further information.

The hypothetical examples below do not take into account the effects of any applicable taxes. As a result of the U.S. tax treatment applicable to your Securities, tax liabilities could affect the after-tax rate of return on your Securities to a comparatively greater extent than the after-tax return on platinum.

The following examples highlight the impact of the Fee Amount, and therefore the variable amounts, if any, payable on your Securities on the Maturity Date or any Redemption Dates, as the case may be, based on the variations in Index level on each day during the term of the Securities. Because the Fee Amount will be calculated and accumulated based on a daily Index level, the amount added to the Fee Amount on a given day will depend on the daily fluctuations of the Index level from, but excluding, the Initial Trade Date to such date. For convenience of presentation, however, we have assumed that the Index level on each day within a given year is the same as the level at the year end and, therefore, daily amounts accruing on the Fee Amount on each day within a given year will be the same as the amount accruing to such Fee Amount at year end.

Since the Fee Amount reduces the amount payable at maturity or upon early redemption, the value of the Index must increase by the Fee Amount in order for you to receive at least the Principal Amount of your investment at maturity or upon early redemption. If the value of the Index decreases or does not increase by the amount of the Fee Amount, you will receive less than the Principal Amount of your investment at maturity or upon early redemption.

The hypothetical examples below are based on the following assumptions:

Assumptions

Principal Amount:	$25
Fee Amount:	0.65% per annum, which accrues daily
Index Starting Level:	1,600.00 (the actual Index Starting Level is 1,788.47)
Term:	10 years with daily redemption rights

No market disruption event occurs

Investor holds the Securities to maturity or redeems the Securities prior to maturity

At maturity or upon early redemption (based on the Valuation Date preceding the applicable Redemption Date), investors receive a payment per Security equal to the Principal Amount multiplied by the Index Performance Ratio, less the Fee Amount. The figures in these examples have been rounded for ease of analysis. The figures for year 10 are as of the Final Valuation Date.

Hypothetical Examples

Example 1 and Example 2 illustrate how your Securities would perform in two hypothetical circumstances where the hypothetical Index level has increased by approximately 100.00% at maturity from the Index Starting Level on an absolute basis (7.18% on an annualized basis), but in each example the fluctuations of the hypothetical Index level have taken a different course before arriving at the same Index Ending Level, which impact the Fee Amount in each case.

Example 1 —  The Index closes at 3,200.00 on the Final Valuation Date, a 100.00% increase from the Index Starting Level of 1,600.00.

Year	Index Level	Index Performance Ratio	Annual Fee Amount	Aggregate Fee Amount	Redemption Amount
0	1,600.00	1.0000	$0.00	$0.00	$25.00
1	1,772.46	1.1078	$0.18	$0.18	$27.51
2	1,787.41	1.1171	$0.18	$0.36	$27.57
3	1,877.80	1.1736	$0.19	$0.55	$28.79
4	2,130.72	1.3317	$0.22	$0.77	$32.52
5	2,186.73	1.3667	$0.22	$0.99	$33.18
6	2,373.38	1.4834	$0.24	$1.23	$35.85
7	2,452.49	1.5328	$0.25	$1.48	$36.84
8	2,700.39	1.6877	$0.27	$1.76	$40.44
9	2,722.64	1.7016	$0.28	$2.03	$40.51
10	3,200.00	2.0000	$0.33	$2.36	$47.64

Annualized Index Performance:	7.18%	Total Fee Amount:	$2.36
Annualized Return on the Security:	6.66%	Total Return on the Security (after the Fee Amount):	190.57%

Your total cash payout at maturity would be $47.64, which includes:

Principal Amount × Index Performance Ratio:	$50.00
Minus the Fee Amount:	–$2.36
Redemption Amount at maturity:	$47.64

Hypothetical Examples

Example 2  —  The Index closes at 3,200.00 on the Final Valuation Date, a 100.00% increase from the Index Starting Level of 1,600.00.

Year	Index Level	Index Performance Ratio	Annual Fee Amount	Aggregate Fee Amount	Redemption Amount
0	1,600.00	1.0000	$0.00	$0.00	$25.00
1	1,764.90	1.1031	$0.18	$0.18	$27.40
2	1,877.73	1.1736	$0.19	$0.37	$28.97
3	2,172.94	1.3581	$0.22	$0.59	$33.36
4	2,424.89	1.5156	$0.25	$0.84	$37.05
5	2,800.82	1.7505	$0.28	$1.12	$42.64
6	3,019.51	1.8872	$0.31	$1.43	$45.75
7	3,520.92	2.2006	$0.36	$1.79	$53.23
8	3,639.74	2.2748	$0.37	$2.16	$54.72
9	3,776.54	2.3603	$0.38	$2.54	$56.47
10	3,200.00	2.0000	$0.33	$2.86	$47.14

Annualized Index Performance:	7.18%	Total Fee Amount:	$2.86
Annualized Return on the Security:	6.55%	Total Return on the Security (after the Fee Amount):	188.54%

Your total cash payout at maturity would be $47.14, which includes:

Principal Amount × Index Performance Ratio:	$50.00
Minus the Fee Amount:	-$2.86
Redemption Amount at maturity:	$47.14

Hypothetical Examples

Example 3 and Example 4 illustrate how your Securities would perform in two hypothetical circumstances where the hypothetical Index level has decreased by approximately 10% at maturity from the Index Starting Level on an absolute basis (-1.05% on an annualized basis), but in each example the fluctuations of the hypothetical Index level have taken a different course before arriving at the same Index Ending Level, which impacts the Fee Amount in each case.

Example 3 — The Index closes at 1,440.00 on the Final Valuation Date, a 10.00% decrease from the Index Starting Level of 1,600.00.

Year	Index Level	Index Performance Ratio	Annual Fee Amount	Aggregate Fee Amount	Redemption Amount
0	1,600.00	1.0000	$0.00	$0.00	$25.00
1	1,755.85	1.0974	$0.18	$0.18	$27.26
2	1,637.23	1.0233	$0.17	$0.34	$25.24
3	1,764.79	1.1030	$0.18	$0.52	$27.05
4	1,736.38	1.0852	$0.18	$0.70	$26.43
5	1,644.63	1.0279	$0.17	$0.87	$24.83
6	1,501.82	0.9386	$0.15	$1.02	$22.45
7	1,601.60	1.0010	$0.16	$1.18	$23.84
8	1,521.66	0.9510	$0.15	$1.34	$22.44
9	1,399.70	0.8748	$0.14	$1.48	$20.39
10	1,440.00	0.9000	$0.15	$1.63	$20.87

Annualized Index Performance:	-1.05%	Total Fee Amount:	$1.63
Annualized Return on the Security:	-1.79%	Total Return on the Security (after the Fee Amount):	-16.50%

Your total cash payout at maturity would be $20.87, which includes:

Principal Amount × Index Performance Ratio:	$22.50
Minus the Fee Amount:	-$1.63
Redemption Amount at maturity:	$20.87

Hypothetical Examples

Example 4 —  The Index closes at 1,440.00 on the Final Valuation Date, a 10.00% decrease from the Index Starting Level of 1,600.00.

Year	Index Level	Index Performance Ratio	Annual Fee Amount	Aggregate Fee Amount	Redemption Amount
0	1,600.00	1.0000	$0.00	$0.00	$25.00
1	1,717.76	1.0736	$0.17	$0.17	$26.67
2	1,618.55	1.0116	$0.16	$0.34	$24.95
3	1,756.37	1.0977	$0.18	$0.52	$26.93
4	1,911.80	1.1949	$0.19	$0.71	$29.16
5	1,833.12	1.1457	$0.19	$0.90	$27.74
6	1,688.77	1.0555	$0.17	$1.07	$25.32
7	1,716.72	1.0730	$0.17	$1.24	$25.58
8	1,633.73	1.0211	$0.17	$1.41	$24.12
9	1,788.08	1.1176	$0.18	$1.59	$26.35
10	1,440.00	0.9000	$0.15	$1.74	$20.76

Annualized Index Performance:	-1.05%	Total Fee Amount:	$1.74
Annualized Return on the Security:	-1.84%	Total Return on the Security (after the Fee Amount):	-16.95%

Your total cash payout at maturity would be $20.76, which includes:

Principal Amount × Index Performance Ratio:	$22.50
Minus the Fee Amount:	-$1.74
Redemption Amount at maturity:	$20.76

Risk Factors

Your investment in the Securities will involve risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the UBS Bloomberg CMCI Platinum Total Return. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the price of platinum, and other events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in platinum or the Index itself. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The Securities are fully exposed to any decline in the level of the Index and you may lose some or all of your principal.

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a guaranteed fixed amount at maturity or upon early redemption. We will pay you at maturity or upon early redemption a Redemption Amount per $25 Principal Amount of your Securities, based on the performance of the Index and the effect of the Fee Amount. The Securities are fully exposed to any decline in the level of the Index (as measured by the Index Performance Ratio). You will lose some or all of your principal if the Index Ending Level is below the Index Starting Level or if the Index Ending Level is not sufficiently above the Index Starting Level to offset the cumulative effect of the Fee Amount. Depending on the Index level on the applicable Valuation Date, you could lose a substantial portion and possibly all of your principal. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Ending Level is therefore unpredictable. See “Specific Terms of the Securities” beginning on page S-33.

The Fee Amount will reduce your participation in the performance of the Index.

The Fee Amount will diminish the value of the Securities by reducing the Redemption Amount by a rate of 0.65% per year, deducted daily over the term of the Securities as described under “Specific Terms of the Securities — Fee Amount.” As a result, if the value of the Index decreases or does not increase significantly so as to offset the effect of the Fee Amount on the Redemption Amount, you will receive less than your principal at maturity or upon early redemption. The Fee Amount will have a similar negative impact on any return realized by selling your Securities in the secondary market. To demonstrate the effect of the Fee Amount on the Redemption Amount that would be payable to you at maturity, please review the hypothetical calculations and examples in “Hypothetical Examples” beginning on page S-6.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 100,000 Securities ($2,500,000 aggregate principal amount) at one time in order to exercise your right to redeem your Securities on any Redemption Date. You may only redeem your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 p.m. (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date. If we do not receive your notice of redemption by 12:00 p.m. (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date, your notice will not be effective and we will not redeem your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption” for more information.

Risk Factors

Owning the Securities is not the same as owning platinum or a security directly linked to the performance of the Index.

The return on your Securities will not reflect the return you would have realized if you had actually owned platinum or a security directly linked to the performance of the Index, and held such investment for a similar period. Furthermore, if the level of the Index increases during the term of the Securities, the market value of the Securities may not increase by the same amount or may even decline. Any return on your Securities will be subject to reduction by the Fee Amount.

The market value of the Securities may be influenced by many unpredictable factors including volatile commodities prices.

The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date when the calculation agent will determine your payment at maturity (if they are not subject to early redemption). Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);
➢	the market price of platinum or the exchange-traded futures contracts on platinum;
➢	the time remaining to the maturity of the Securities;
➢	supply and demand for the Securities, including to the extent affected by inventory positions with UBS or any market maker;
➢	economic, financial, political, regulatory, geographical, judicial or other events that affect the level of the Index or the market price of platinum or the platinum exchange-traded futures contracts, or that affect commodities and futures markets generally; and
➢	the creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Higher future prices of platinum relative to current prices may decrease the Redemption Amount.

The Index is comprised of platinum futures contracts. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that the Index comprises approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” Conversely, contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The platinum market often exhibits physical availability issues of the commodity, which frequently result in conditions of backwardation in the platinum futures markets. The absence of backwardation, however, in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index and, accordingly, adversely affect the market value of your Securities.

Risk Factors

Commodity prices may change unpredictably, affecting the Index and the level of the Index and the value of your Securities in unforeseeable ways.

Trading in futures contracts associated with platinum is speculative and can be extremely volatile. Market prices of platinum may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; technological developments and changes in interest rates. These factors may affect the level of the Index and the value of your Securities in varying ways, and different factors may cause the value of platinum, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Because platinum may be obtained in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and the value of the Securities.

The platinum market is concentrated with few suppliers and few customers, which may affect the Index, the level of the Index and the value of your Securities in disproportionate and unforeseen ways.

Platinum markets have the potential to suffer disruption or volatility caused by shortages of physical platinum bullion. Approximately 50% of platinum demand comes from automobile catalyst manufacturers with demand increasing substantially in recent years. Nearly 70% of the total global supply of platinum is obtained from South Africa and 10% to 23% of the total global supply is obtained from Russia. Further, recovery of platinum by automobile catalyst manufacturers accounts for approximately 10% of the total global supply of platinum. This concentration of demand and supply for platinum may have a disproportionate effect on the price of platinum and, accordingly, the value of your Securities. Concentrated demand and supply for platinum also may cause the value of platinum and the volatility of platinum prices to move in inconsistent directions at inconsistent rates.

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities.

You will not receive interest payments on the Securities or have rights in the exchange-traded futures contracts on platinum.

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that holders of the underlying exchange-traded futures contracts on platinum may have. Your Securities will be paid in cash, and you will have no right to receive delivery of platinum.

The liquidity of the market for the Securities may vary materially over time.

As stated on the cover of this prospectus supplement, we intend to sell a portion of the Securities on the Initial Trade Date, and the remainder of the Securities will be offered and sold from time to time through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 100,000 Securities ($2,500,000 principal amount) at one time in order to exercise your right to redeem your Securities on any Redemption Date. Furthermore, on any Trading Day (or if such day is not a Business Day, the next

Risk Factors

Trading Day that is also a Business Day) on or after May 13, 2013 through and including May 14, 2018 designated by us (the “Call Settlement Date”), we may redeem all, but not less than all, issued and outstanding Securities if the aggregate principal amount of all Securities outstanding is less than $10,000,000 on the fifth Trading Day prior to the Call Settlement Date.

Changes that affect the composition and calculation of the CMCI will affect the market value of the Securities and the Redemption Amount.

The Index is comprised of the platinum futures contracts eligible for inclusion in the UBS Bloomberg Constant Maturity Commodity Index (the “CMCI”). As a result, any change regarding the methodology of the CMCI, in general, and the platinum futures contracts eligible for inclusion in the CMCI, in particular, will have an effect on the Index. The CMCI and the Index are overseen and managed by the CMCI Governance Committee, in consultation with the CMCI Advisory Committee (the CMCI Governance Committee and the CMCI Advisory Committee together, the “CMCI Committees”). The CMCI Committees exercise discretion, subject to ratification by UBS and Bloomberg (the “Index Sponsors”), regarding the composition and methodology of the Index, including additions, deletions and the weightings of platinum, all of which could affect the Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. The CMCI Committees do not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the Securities, into consideration when re-weighting or making any other changes to the Index.

Furthermore, the bi-annual determination of the calculation of the composition of the CMCI and the Index will be conducted in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. Any discrepancies that require revision are not applied retroactively but will be reflected in prospective weighting calculations of the Index for the following year. However, not every discrepancy may be discovered.

The market value of the Securities and the Redemption Amount could also be affected if UBS, in its sole discretion, discontinues or suspends calculation of the Index, or the Index Sponsors in their sole discretion, suspend publication of the Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if one or more Index Ending Levels are not available because of a market disruption event or for any other reason, the calculation agent — which will initially be UBS Securities LLC, an affiliate of UBS — will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. Notwithstanding the occurrence of one or more events, which may, in the calculation agent’s discretion, constitute a market disruption event, the calculation agent in its discretion may waive its right to postpone the determination of the Index Ending Level if it determines that one more of the below events have not and are not likely to materially impair its ability to determine the Index Ending Level on such date. If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index Ending Level is required to be determined, the calculation agent will, instead, make a good faith estimate in its sole discretion of the Index Ending Level by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indexes and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

There are uncertainties regarding the Index because of its limited performance history.

The Index was launched in March 2008. While the Index is intended to represent a benchmark for commodities investments in platinum, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the performance of the platinum market. Moreover,

Risk Factors

while the Index is subject to bi-annual review and rebalancing in order to maintain the appropriate tenors of the platinum contracts, it is uncertain how successful the CMCI Committees will be in achieving their goal of maintaining an appropriate benchmark.

The Securities are not regulated by the CFTC.

Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator.” Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, UBS will not be registered with the CFTC as a “commodity pool operator” and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Securities do not constitute investments by you or UBS on your behalf in futures contracts and do not themselves constitute futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant.” UBS is not registered with the CFTC as a “futures commission merchant” and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

Prolonged decline in value of platinum would have a negative impact on the level of the Index and the value of your Securities.

The Index is comprised solely of platinum futures contracts. Accordingly, a decline in value of platinum would adversely affect the level of the Index and the value of your Securities. Technological advances or discoveries of new deposits could lead to increases in worldwide stocks of platinum and corresponding decreases in its price. In addition, domestic and international monetary policies could have an adverse impact on the price of platinum and result in lower prices.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca. However, we are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in the secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price and you may suffer significant losses.

Historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical performance of the Index or platinum. The trading prices of exchange-traded futures contracts on platinum will determine the level of the Index on any given Valuation Date or the Final Valuation Date. As a result, it is impossible to predict whether the level of the Index will rise or fall.

Changes in the Treasury Bill rate of interest may affect the level of the Index and the value of your Securities.

Because the value of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may

Risk Factors

affect the amount payable on your Securities at maturity or upon early redemption and, therefore, the market value of your Securities. Assuming the trading prices of the Index components remain constant, an increase in the Treasury Bill rate of interest will increase the value of the Index and, therefore, the value of your Securities. A decrease in the Treasury Bill rate of interest will adversely impact the value of the Index and, therefore, the value of your Securities.

Trading and other transactions by UBS or its affiliates in platinum, futures, options, exchange-traded funds or other derivative products on platinum or the Index, may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-41, UBS or its affiliates may hedge their obligations under the Securities by purchasing platinum, futures or options on platinum or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of platinum or the Index, and they may adjust these hedges by, among other things, purchasing or selling platinum, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of platinum and the level of the Index and, therefore, the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines. UBS or its affiliates may also engage in trading in platinum and other investments relating to platinum or the Index on a regular basis as part of their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of platinum and the level of the Index and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of platinum or of the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on commodities and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates have published research or other opinions that calls into question a passive investment in commodities and opines that commodities may not provide an effective inflation hedge or portfolio diversification benefits relative to other investments. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. The Securities are linked to an Index that is intended to passively track the price of platinum. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and platinum that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.

Risk Factors

UBS’ involvement in the CMCI Committees may conflict with your interest as a holder of the Securities.

The Index is comprised of the platinum futures contracts eligible for inclusion in the CMCI. UBS nominates members of the CMCI Committees. Consequently, UBS will be involved in the composition and management of the CMCI and the Index, including additions, deletions and the weightings of platinum or exchange-traded futures contracts on platinum, all of which could affect the level of the Index and, therefore, the Redemption Amount and the market value of the Securities. Due to its influence on determinations of the CMCI Committees, which may affect the market value of the Securities, UBS, as issuer of the Securities, may have a conflict of interest if it participates in or influences such determinations.

The CMCI Committees may be required to reweight the Index.

If, for any reason, one of the exchange-traded futures contracts composing the Index and with a specific maturity ceases to exist or liquidity collapses to abnormal levels, or any other similar event with similar consequences as determined in the discretion of the CMCI Committees occurs, the CMCI Advisory Committee will call an exceptional meeting to assess the situation and advise the CMCI Governance Committee as to a change in weighting. The CMCI Governance Committee will then take a decision regarding replacement or reweighting subject to ratification by the Index Sponsors.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon early redemption. For a fuller description of the calculation agent’s role, see “Specific Terms of the Securities — Role of Calculation Agent” on page S-39. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting platinum or the Index has occurred or is continuing on the day when the calculation agent will determine the Index Ending Level. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the determination of the Index Ending Level and thus the applicable Redemption Date, the Call Settlement Date or the Maturity Date if a market disruption event occurs on the applicable Valuation Date or the Final Valuation Date.

The determination of the Index Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the applicable Valuation Date or the Final Valuation Date. If such a postponement occurs, then the calculation agent will instead use the closing level of the Index on the first Trading Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the applicable Valuation Date or the Final Valuation Date for the Securities be postponed by more than five Trading Days. As a result, the applicable Redemption Date, the Call Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than five Trading Days. If the applicable Valuation Date or the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the applicable Valuation Date or the Final Valuation Date. If a market disruption event is occurring on the last possible applicable Valuation Date or the Final Valuation Date the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event” on page S-36.

Risk Factors

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Securities.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single Business Day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Securities.

Index calculation disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the interday and daily calculations of the Index level may be adjusted in the event that the calculation agent determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or, with respect to any futures contract used in the calculation of the Index that trades on an exchange, a Business Day on which the exchange is not open for trading. Any such index calculation disruption events may have an adverse impact on the level of the Index or the manner in which it is calculated. See “Specific Terms of the Securities — Market Disruption Event” on page S-36.

You may only exercise the right to early redemption if certain minimum redemption requirements are satisfied.

You may elect to require UBS to redeem your Securities, in whole or in part, on any Trading Day commencing on May 30, 2008 through and including the final Redemption Date. You may not redeem your Securities prior to May 30, 2008 and, as a result, your liquidity will be limited prior to this date. You must elect to redeem at least 100,000 Securities ($2,500,000 principal amount) to require UBS to redeem your Securities unless UBS or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach the minimum requirement. In the event you choose to exercise your right to early redemption, your election will be irrevocable and you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the applicable Valuation Date.

UBS may redeem the Securities prior to the Maturity Date in limited circumstances.

UBS may elect to redeem all, but not less than all, the outstanding Securities upon not less than five days’ notice on any Trading Day on or after May 13, 2013 designated by it if the aggregate principal amount of the all Securities issued and outstanding is less than $10,000,000 on the fifth Trading Day prior to such date that the Securities are redeemed by UBS.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary

Risk Factors

section on page S-4, “Supplemental U.S. Tax Considerations” on page S-43, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

In addition, the Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page S-43 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of the Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

The CMCI Platinum Total Return

The following is a description of the UBS Bloomberg Constant Maturity Commodity Index (the “CMCI”) and the CMCI Platinum Total Return, including without limitation, composition, weighting, method of calculation and procedures for changes in components and weights. The information in this description has been taken from (i) publicly available sources (for which information we accept responsibility as to correct reproduction but no further or other responsibility (express or implied) regarding such third party information), (ii) the handbook “CMCI: A Supplement to the UBS Bloomberg Constant Maturity Commodity Index” (a document available publicly on the website of UBS Bloomberg CMCI at http://www.ubs.com/cmci), which is summarized but not incorporated by reference herein and (iii) the handbook “UBS Bloomberg CMCI: UBS Bloomberg Constant Maturity Commodity Index” (a document available publicly on the website of UBS Bloomberg CMCI at http://www.ubs.com/cmci), which is summarized but not incorporated by reference herein. Such information reflects the policies of, and is subject to change at any time by UBS and Bloomberg. We accept responsibility as to the correct reproduction of such information. UBS has not independently verified information from publicly available sources, described above in clause (i). You, as an investor in the Securities, should make your own investigation into the Index. Neither the CMCI Committees acting corporately nor any member of the CMCI Committees individually is involved in the offer of the Securities, and none of the CMCI Committees or their members has any obligation to consider your interests as a holder of the Securities. However, certain employees of UBS, the issuer of the Securities, are members of the CMCI Committees, and affiliates of UBS are involved in the public offering and sale of the Securities.

Bloomberg and Reuters have no obligation to continue to publish the Index and may discontinue publication of the Index at any time in their sole discretion.

Overview of the CMCI

The Index is a member of the CMCI family. Accordingly, the information in this section relating to the methodology for compiling the CMCI also relates to the methodology for compiling the Index. See “Overview of the Index” below for a description of the features of the Index that differ from the CMCI.

The CMCI was introduced in January 2007 to provide an innovative alternative to traditional commodity indices. The CMCI is weighted across both commodities and maturities. The CMCI, which is rebalanced monthly, represents a basket of 28 commodity futures contracts with a series of up to five different investment maturities for each individual commodity using the calculation methodology of constant maturity forwards. Traditional commodity indices tend to focus on front-month contracts with short tenors (time to maturity) whereas the CMCI is based on commodity futures contracts with tenors ranging from three months to three years. The CMCI also offers continuous roll mechanisms for each constant maturity with respect to each commodity futures contract, which, in contrast to rolling of front-month contracts offered in traditional commodity indices, offers the potential to mitigate negative roll yield. Roll yield arises from the differential between the price levels of the contracts that an index rolls out of and those it rolls into. The commodities represented in the CMCI currently include agricultural products, energy products, metals and minerals. The exchanges include the New York Mercantile Exchange (including the COMEX division), Chicago Board of Trade, London Metal Exchange, Chicago Mercantile Exchange, Kansas City Board of Trade, ICE Futures U.S., Ice Futures U.K. and Euronext.Liffe.

The CMCI Platinum Total Return

Set forth below is a current list of the commodity futures contracts comprising the CMCI, together with the respective symbols, exchanges and individual tenor weights, as of May 2, 2008:

Component/ Quoted SCM	Code	Exchange/ Platform	3M	6M	1Y	2Y	3Y	Total Individual Commodity Target Weight*
WTI Crude Oil	CL	NYMEX	4.30%	1.22%	1.02%	0.92%	0.67%	8.12%
WTI Crude Oil	EN	ICE U.S.	2.03%	0.47%	0.33%	0.42%	0.31%	3.57%
Brent Crude Oil	LCO	ICE U.S.	3.09%	0.84%	0.54%	0.49%	0.36%	5.32%
Heating oil	HO	NYMEX	1.75%	0.52%	0.35%	—	—	2.61%
Gasoil	LGO	ICE U.S.	1.85%	0.62%	0.50%	—	—	2.97%
RBOB Gasoline	RB	NYMEX	2.29%	0.65%	—	—	—	2.94%
Natural Gas	NG	NYMEX	3.10%	1.39%	1.29%	0.96%	0.69%	7.42%
LME Copper	MCU	LME	4.86%	2.13%	2.07%	1.51%	1.23%	11.79%
LME Zinc	MZN	LME	1.77%	0.69%	0.70%	—	—	3.16%
LME Aluminium	MAL	LME	3.81%	1.55%	1.86%	1.69%	1.41%	10.33%
LME Nickel	MNI	LME	1.68%	0.56%	0.58%	—	—	2.82%
LME Lead	MPB	LME	0.51%	0.19%	0.15%	—	—	0.85%
Gold	GC	COMEX	2.40%	0.56%	0.45%	0.31%	0.25%	3.96%
Silver	SI	COMEX	0.53%	0.12%	0.09%	0.06%	0.05%	0.86%
SRW Wheat	W	CBOT	1.43%	0.58%	0.41%	—	—	2.42%
HRW Wheat	KW	KCBOT	0.78%	0.36%	0.18%	—	—	1.32%
Corn	C	CBOT	2.61%	1.57%	1.26%	—	—	5.44%
Soybeans	S	CBOT	3.18%	0.90%	0.61%	—	—	4.69%
Soybeans Meal	SM	CBOT	0.95%	0.51%	—	—	—	1.46%
Soybean Oil	BO	CBOT	0.89%	0.44%	—	—	—	1.33%
Sugar #11	SB	ICE U.S.	2.02%	1.14%	0.76%	—	—	3.93%
Sugar #5	LSU	EN	2.04%	0.99%	—	—	—	3.03%
Cocoa	LCC	EN	0.61%	0.40%	0.27%	—	—	1.28%
Coffee “C” Arabica	KC	ICE U.S.	0.94%	0.31%	0.21%	—	—	1.46%
Cotton	CT	ICE U.S.	1.24%	0.41%	0.27%	—	—	1.92%
F.C. Orange Juice (A)	OJ	ICE U.S.	0.67%	—	—	—	—	0.67%
Live Cattle	LC	CME	1.76%	0.75%	—	—	—	2.51%
Lean Hogs	LH	CME	1.34%	0.48%	—	—	—	1.82%
Total			54.44%	20.33%	13.91%	6.35%	4.97%	100.00%

Source: UBS Investment Bank, CMCI Advisory Committee.

*	Weights across maturities are determined based on the relative liquidity of the underlying futures contracts. See “— CMCI Weightings — Continuous Rolling of Contracts” on page S-24.

The CMCI Platinum Total Return

The weights of the CMCI tenors (maturities) are as follows*:

*The bars represent cumulative tenor weights of all 28 futures contracts for each constant maturity.

The commodity sectors included in the CMCI as of May 2, 2008, and their initial relative target weights are as follows:

CMCI Target Weights

The CMCI Committees

All decisions related to the CMCI are made by the CMCI Governance Committee, which is comprised of eight people: four appointed by each Index Sponsor. Each Index Sponsor, in turn, appoints a chairman from the members of the CMCI Governance Committee who serves for a period of six months. Each representative on the CMCI Governance Committee has one vote, with the chairman having an additional vote in the event of a tie. The CMCI Governance Committee holds ordinary meetings bi-annually around the second Friday of May and November.

The CMCI Governance Committee is advised by the CMCI Advisory Committee, which is comprised of experts including trading, research, and structuring representatives, a secretary and a legal advisor. The CMCI Advisory Committee provides relevant market data and recommends appropriate changes to the CMCI. The CMCI Advisory Committee may also request special meetings of the CMCI Governance Committee in the case of market emergencies or where the CMCI Advisory Committee feels a special

The CMCI Platinum Total Return

meeting is necessary. Ultimately, the decisions of the CMCI Governance Committee must be reviewed and, if approved, implemented by the Index Sponsors themselves. In this regard, each Index Sponsors will be represented by an appointee who is a board member (or Managing Director).

CMCI Composition

The Selection Process

In order to be eligible for inclusion in the CMCI, a commodity future contract must satisfy certain requirements as described below. Changes in the CMCI’s composition, as described herein, are entirely a function of those changes made to the CMCI by the CMCI Governance Committee. No decision can be made to add or withdraw a CMCI component or affect the weight of such component independently from those made with respect to the CMCI.

Generally, when a contract becomes eligible for inclusion in the CMCI, and the CMCI Governance Committee believes that such inclusion is appropriate in light of the CMCI procedures and objectives, changes in the CMCI composition would be reviewed in May and/or November by the CMCI Governance Committee, with changes effected during the following maintenance period of July and/or January.

The CMCI’s composition is modified only on rare occasions, in order to maintain the liquidity and stability of the CMCI, and the composition of the CMCI generally will not be changed unless extraordinary circumstances in fact occur. Such “extraordinary circumstances” may include (but are not limited to):

➢	declining or rising trading volumes, instrument delisting or creation,
➢	critical changes in commodity supply and demand patterns, or global economic patterns affecting the supply or demand,
➢	changes in foreign exchange laws, or
➢	in general, all types of legal and tax rulings or decisions presenting a material increase in costs or compliance burden to CMCI investors and/or members of the CMCI Governance Committee.

In some special situations likely to affect the CMCI adversely and reflect negatively on investors and/or members of the CMCI Governance Committee, the CMCI Governance Committee can also declare “force majeure” and can change any parameter of the CMCI with immediate effect. The Index Sponsors also reserve the right to alter the procedures and methodology related to selecting the underlying futures contracts.

Component Selection and Target Weights

For a commodity contract to be included in the CMCI, the following primary and secondary requirements have to be satisfied:

➢	The “primary requirements” involve satisfying certain criteria related to the nature of the instrument as well as some technical characteristics including country of origin, trading characteristics, foreign exchange controls, availability and accuracy of contract, price and volume data.
➢	The “secondary requirements” involve satisfying a series of purely financial thresholds based on liquidity, including, among other things, open interest and market volume. Open interest, which reflects positions in contracts that remain open on an overnight or multi-day basis, is used to assess past and future liquidity. Market volume, which reflects the number of contracts traded in a given period of time, indicates immediate interest, and over a period of time provides a usable measure of liquidity.

The CMCI Platinum Total Return

CMCI Weightings

Initial Weightings

As of the date of this prospectus supplement, the CMCI components have the initial weightings indicated in the chart on page S-22 (the “Initial Weightings”). The Initial Weightings may be amended from time to time, as described below.

The weighting process for the CMCI is designed to reflect the economic significance and market liquidity of each commodity. The Index Sponsors use a two-step approach to determining target weights of the futures contracts in the CMCI. First, the Index Sponsors use regional Consumer Price Indexes (CPI), Producer Price Indexes (PPI) and Gross Domestic Product (GDP) data to produce the Economic Weight (EW) of each of the five sectors of the CMCI — the five sectors of the CMCI are currently agriculture, livestock, energy, precious metals and industrial metals. Second, the market value of the amount of each commodity that is consumed is used to calculate the individual instrument weight of each commodity, based on such market value as a percentage of the total market value of the consumption of all commodities included in the relevant sector.

Changes in the Weights and/or CMCI Composition

As noted above, the CMCI Governance Committee (in consultation with the CMCI Advisory Committee) reviews the selection and weightings of the futures contracts in the CMCI bi-annually, in November and May, or at any special meeting called by the CMCI Advisory Committee. Thus, weights are potentially reassigned whenever a regular or special meeting of the CMCI Governance Committee is held, subject to ratification by the Index Sponsors.

Continuous Rolling of Contracts

The CMCI represents a weighted average of all available CMCI constant maturities (ranging from three months to three years). The distribution of weightings to available tenors (time to maturity) is a function of relative liquidity of the underlying futures contracts. As of May 2, 2008, the average tenor of the futures contracts comprising the CMCI is approximately eight months. As with most asset classes, the liquidity of commodity futures contracts tends to reduce as time to maturity increases. Therefore, the continuous rolling (constant maturity) of the CMCI limits the dilution of liquidity of the underlying commodity futures contracts. In this way, the CMCI reflects the most liquid contracts.

Rebalancing of the CMCI Components

Because of price movements, the weight of each component in the CMCI will move away from its target weight over time. The weight of each CMCI component is therefore rebalanced over the final three Business Days of each month in order to bring each underlying commodity back to its target weight. The process is automatic and is implemented via a pre-defined algorithm.

In addition, twice annually in January and July there is a maintenance period at which time the target weights themselves are adjusted according to decisions of the CMCI Governance Committee as ratified by the Index Sponsors.

Market Disruption

As noted above, the CMCI Advisory Committee will request extraordinary meetings with the CMCI Governance Committee in the event of actual or potential “market emergency” or “force majeure” events (as discussed below), or any other situations the CMCI Advisory Committee deems, in its own discretion, to require an extraordinary meeting. The purpose of such meetings will be for the CMCI Governance Committee to determine what, if any, changes should be made to the CMCI.

The CMCI Platinum Total Return

Market Emergency and Force Majeure

In some extraordinary circumstances, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can deem an event a “market emergency and force majeure” event. Such extraordinary circumstances include:

➢	currency control mechanisms,
➢	a tax related announcement,
➢	a scientific announcement,
➢	an official or state announcement likely to affect commodities markets,
➢	any climate and weather related emergencies,
➢	a war,
➢	a terrorist event,
➢	any other event which would make the calculation of the CMCI impossible or infeasible, technically or otherwise, or that makes the CMCI non-representative of market prices or undermines the objectives of the CMCI, and
➢	any situation creating an unfair advantage or disadvantage for any individual or group of market participants or the Index Sponsors.

Whenever a “market emergency and force majeure” event has been identified, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can take any action it deems appropriate, such as, but not limited to:

➢	the replacement of a daily component nearby price when there is an obvious and manifest error in the officially settled price or when market abuse is likely to have taken place,
➢	the temporary or permanent removal of a commodity from the CMCI,
➢	the immediate change of a CMCI parameter,
➢	the suspension of the calculation of the CMCI, a CMCI sub-index, a constant maturity series, or a currency series, or
➢	in general, any action necessary to preserve the reputation of the CMCI as a fair and tradable benchmark.

Adjustments for “Market Disruption Event Day”

When an exchange fails to publish a settlement price for a contract involved in the roll, the Index Business Day is deemed a “market disruption event day.” The components involved are not rolled on that day. For those contracts or components, the roll periods remain identical to the value they had on the Index Business Day immediately preceding the “market disruption event day” in such a way that the roll period is extended for as long as no settlement price is made available by the affected exchange. If, after a period of five standard Business Days, no settlement price has been made available by the exchange, the Index Sponsors will determine, in good faith, bearing in mind both the interests of investors and market participants, the one or more exchange settlement prices necessary for the rolling of the component and the calculation of the CMCI.

Adjustments for “FX Market Disruption Event Day”

In the event of a referenced price source failing to publish a valid fixing rate for a referenced currency exchange rate, the Index Business Day is deemed an “FX market disruption event day.” If no fixing price

The CMCI Platinum Total Return

has been made available by the defaulting price source, the one or more foreign exchange currency rate fixing prices necessary for the calculation of the CMCI will be obtained by the Index Sponsors from commercially reasonable sources in the market, or determined in good faith, bearing in mind both the interest of investors and market participants, and with an aim to maintain and reinforce the position of the CMCI as a leading tradable commodity investment benchmark. A commercially reasonable method would be for example, but is not limited to, the averaging of three foreign exchange broker-dealer quotes at the approximate time when the fixing would have been determined by the price source. In the event of the rate source becoming permanently deficient, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can deem the event a “force majeure” event and decide to replace it by a new source with immediate effect.

Overview of the Index

The return on the Securities is linked to the performance of the Index, which was introduced in March 2008 as a sub-index of the CMCI and a member of the CMCI family of indices. The commodity represented in the Index is futures contracts on platinum traded on the New York Mercantile Exchange.

The Index is a “total return” index. The overall return on the Index is generated by two components: (i) uncollateralized returns on the futures contracts comprising the Index and (ii) a daily fixed-income return, which reflects the interest earned on a hypothetical 91-day Treasury Bill portfolio theoretically deposited as margin for hypothetical positions in the futures contracts comprising the Index. The rate used to calculate the daily fixed-income return is the 91-day U.S. Treasury Bill auction rate, as published by the “Treasury Security Auction Results” report, published by the Bureau of the Public Debt currently available on the website: http://www.treasurydirect.gov/instit/annceresult/press/press.htm. The rate is generally published once per week on Monday and generally made effective with respect to the Index on the following Trading Day.

The Index is calculated and disseminated by Bloomberg approximately every fifteen seconds (assuming the Index level has changed within such fifteen-second interval) from 8:00 a.m. to 4:00 p.m. New York City time and a daily Index level is published between 4:00 p.m. and 6:00 p.m. New York City time on each Trading Day. Index information is available from Bloomberg on pages CUBS + GO, CMCN or CMCX and from Reuters on page UBSCMCI.

For further information on CMCI, investors can go to http://www.ubs.com/cmci. Index values can also be found at http://www.ubs.com/keyinvest, choose “United States,” and then click on the “Commodities” tab.

The CMCI Platinum Total Return

Set forth below is a list of the commodity futures contracts comprising the Index, together with the respective symbols, exchanges and individual tenor weights, as of May 2, 2008:

Component/ Quoted SCM	Code	Exchange/Platform	3M	6M	1Y	2Y	3Y	Total Individual Commodity Target Weight*
Platinum	PL	NYMEX	100.00%	0.00%	0.00%	0.00%	0.00%	100.00%
Total			100.00%	0.00%	0.00%	0.00%	0.00%	100.00%

Source: UBS Investment Bank, CMCI Advisory Committee.

*	Weights across maturities are determined based on the relative liquidity of the underlying futures contracts. See “— CMCI Weightings — Continuous Rolling of Contracts” on page S-24.

The weights of the Index tenors (maturities) are as follows:

Historical Closing Levels of the Index

Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or platinum will result in holders of the Securities receiving a positive return on their investment. The closing level of the Index on May 2, 2008 was 1,672.19. The actual Index Starting Level is 1,788.47, the closing level of the Index on the Initial Trade Date.

The CMCI Platinum Total Return

The table below shows the performance of the Index from January 5, 1998 through May 2, 2008.

Pro Forma Results for the Period From January 5, 1998 through May 2, 2008
Year	Ending Level	Annual Return
1997	168.76
1998	179.45	6.33%
1999	219.91	22.55%
2000	366.56	66.68%
2001	313.84	-14.38%
2002	415.78	32.48%
2003	604.90	45.49%
2004	678.20	12.12%
2005	806.68	18.94%
2006	969.72	20.21%
2007	1326.55	36.80%
2008 (YTD)	1672.19	26.06%

The table below shows the performance of the Index from January 5, 1998 through May 2, 2008 in comparison with the spot price of platinum. The data for the CMCI Platinum Total Return Index is derived by using the Index’s calculation methodology with historical prices.

	Pro Forma and Historical Results for the Period From January 5, 1998 through May 2, 2008
	CMCI Platinum Total Return	Platinum Spot Price ($/oz.)
Total Return	901.01%	411.40%
Annualized Return	25.00%	17.13%
Annual Volatility	22.05%	22.54%
Sharpe Ratio	0.98	0.61

The graph below illustrates the performance of the Index from January 5, 1998 through May 2, 2008 in comparison with the spot price of platinum in $/oz. The data for the CMCI Platinum Total Return is derived by using the Index’s calculation methodology with historical prices.

The CMCI Platinum Total Return

Disclaimer

THE INDEX SPONSORS DO NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN OR FOR ANY ERRORS, OR OMISSIONS OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. THE INDEX SPONSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FROM ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). THE INDEX SPONSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW, THE INDEX SPONSORS DISCLAIM ANY LIABILITY FOR ANY PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Commodity Futures Market

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearinghouses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearinghouse or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearinghouse and a brokerage firm which is a member of the clearinghouse. The clearinghouse guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

The CMCI Platinum Total Return

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Index has been comprised exclusively of futures contracts traded on regulated exchanges.

Valuation of the Securities

At Maturity or upon Early Redemption. You will receive a cash payment at maturity or upon early redemption that is based on the return of the Index. The Securities are fully exposed to the downside performance risk of the Index from the Initial Trade Date to the Final Valuation Date or applicable Valuation Date, as the case may be, and a negative return on the Index will reduce your cash payment at maturity or upon early redemption. In order to receive a positive return on your Securities, the level of the Index must increase by an amount sufficient to offset the effect of the Fee Amount. You may lose some or all of your principal if the Index declines or does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.

At maturity or upon early redemption, you will receive a cash payment per $25 Principal Amount of your Securities equal to the Redemption Amount, which is calculated on the Final Valuation Date or applicable Valuation Date, as the case may be, will equal:

($25.00 × Index Performance Ratio) — Fee Amount

For purposes of calculating the Redemption Amount at maturity or upon early redemption, the Index Performance Ratio will be determined as of the Final Valuation Date or applicable Valuation Date, as the case may be.

The “Fee Amount” per Security is equal to 0.65% per annum, which accrues on a daily basis, with the Fee Amount equal to zero on the Initial Trade Date and then increasing, on each subsequent calendar day, by an amount equal to: (0.65%/365) × $25.00 × Index Performance Ratio on that day. If such day is not a Trading Day, the Index Performance Ratio will be calculated as of the immediately preceding Trading Day.

The “Index Performance Ratio” will be calculated as follows:

Index Ending Level

Index Starting Level;

where the “Index Starting Level” is 1,788.47, the closing level of the Index on the Initial Trade Date, and the “Index Ending Level” will equal the closing level of the Index on the applicable Trading Day.

For further information concerning the calculation of the payment at maturity or upon early redemption, see “Specific Terms of the Securities — Payment at Maturity or Upon Early Redemption” beginning on page S-33.

Prior to Maturity or Early Redemption.  The market value of the Securities will be affected by several factors many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, interest and yield rates in the market, supply and demand for the Securities, the volatility of the Index, the volatility of the prices of the constituent commodities, economic, financial, political, regulatory, judicial or other events that affect the level of the Index, the market prices of the constituent commodities included in the Index each month or markets generally, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-11 for a discussion of the factors that may influence the market value of the Securities prior to maturity or early redemption.

Indicative Value.  An intraday “indicative value” meant to approximate the intrinsic economic value of the Securities will be calculated by Bloomberg or a successor and published under the Bloomberg symbol PTMIV approximately every fifteen seconds (assuming the Index level has changed within such fifteen-second interval). The actual trading price of the Securities may vary significantly from their indicative value. Additionally, UBS or an affiliate expects to calculate and publish the closing indicative

Valuation of the Securities

value of your Securities on each Trading Day at http://www.ubs.com/e-tracs. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time that is determined based on the following equation:

Indicative Value = Principal Amount per Security x (Current Index Ending Level/Index Starting Level) – Current Fee Amount

where:

Principal Amount per Security = $25;

Current Index Ending Level = The most recent published level of the Index as reported by Bloomberg;

Index Starting Level = 1,788.47, the closing level of Index on the Initial Trade Date; and

Current Fee Amount = The most recent daily calculation of the Fee Amount with respect to your Securities, determined as described above (which, during any Trading Day, will be the Fee Amount determined on the preceding calendar day).

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your Securities. For this reason and others, the actual trading price of the Securities may vary significantly from their indicative value.

The indicative value will be derived from sources deemed reliable, but UBS, Bloomberg and their suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the Securities. Neither UBS nor Bloomberg makes any warranty, express or implied, as to results to be obtained by UBS, UBS’ customers, holders of the Securities, or any other person or entity from the use of the indicative value or any data included therein. Neither UBS nor Bloomberg makes any express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

None of UBS, Bloomberg, their employees, subcontractors, agents, suppliers or vendors shall have any liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of UBS, Bloomberg, their employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Neither UBS nor Bloomberg is responsible for or has any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Neither UBS nor Bloomberg is responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of Index or information used by UBS and the resultant output thereof.

Bloomberg is not affiliated with UBS and does not approve, endorse, review or recommend UBS or the Securities.

As discussed in “Specific Terms of the Securities — Payment at Maturity or Upon Early Redemption,” you may, subject to certain restrictions, choose to exercise your right of early redemption prior to the Maturity Date on any Trading Day on or after May 30, 2008 through and including the final Redemption Date provided that the Trading Day is also a Business Day. You must redeem at least 100,000 Securities ($2,500,000 principal amount) at one time in order to exercise your redemption right. If you elect to have UBS redeem your Securities, you will receive a cash payment equal to the Redemption Amount. The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

The Securities will be sold at a Principal Amount of $25 per Security.

Payment at Maturity or Upon Early Redemption

At maturity or upon early redemption, you will receive a cash payment per $25 principal amount of your Securities equal to the Redemption Amount, which is calculated on the Final Valuation Date or the applicable Valuation Date, as the case may be, and based on the percentage change in the level of the Index from the Initial Trade Date relative to such Valuation Date.

The Redemption Amount will equal:

($25.00 x Index Performance Ratio) — Fee Amount

For purposes of calculating the Redemption Amount at maturity or upon early redemption, the Index Performance Ratio will be determined as of the corresponding Final Valuation Date or Valuation Date, as the case may be.

The “Fee Amount” is equal to 0.65% per annum, which accrues on a daily basis, with the Fee Amount equal to zero on May 8, 2008 (the “Initial Trade Date”), and then increasing, on each subsequent calendar day, by an amount equal to: (0.65%/365) × $25.00 × Index Performance Ratio on that day. If such day is not a Trading Day, the Index Performance Ratio will be calculated as of the immediately preceding Trading Day.

The “Index Performance Ratio” will be calculated as follows:

Index Ending Level

Index Starting Level

Specific Terms of the Securities

The “Index Starting Level” is 1,788.47, the closing level of the Index on the Initial Trade Date.

The “Index Ending Level” will equal the closing level of the Index on the applicable Trading Day.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon an early redemption.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level declines from the Initial Trade Date relative to the Final Valuation Date or the applicable Valuation Date, as the case may be, or if the Index does not increase as of such date by an amount sufficient to offset the cumulative effect of the Fee Amount.

To receive at least your Principal Amount at maturity or upon early redemption, the Index must increase by a certain amount to offset the reduction to the Redemption Amount caused by the Fee Amount.

Maturity Date

The Maturity Date is May 14, 2018, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the third Trading Day before May 14, 2018 does not qualify as the Final Valuation Date as determined in accordance with “— Final Valuation Date” below, then the Maturity Date will be the third Trading Day following the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. The calculation agent may postpone the Final Valuation Date — and therefore the Maturity Date — if a market disruption event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Final Valuation Date

We currently expect the Final Valuation Date to be May 9, 2018, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the Final Valuation Date will be the first following Trading Day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the Final Valuation Date for the Securities be postponed by more than five Trading Days.

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day commencing on May 30, 2008 through and including the final Redemption Date, subject to a minimum redemption amount of at least 100,000 Securities ($2,500,000 aggregate principal amount). If you elect to have UBS redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 100,000 Securities. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 100,000 Securities. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢	deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 p.m. (New York City time) on any Trading Day. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

Specific Terms of the Securities

➢	deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;
➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and
➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 p.m. (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Trading Day prior to the applicable Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

Redemption Dates

The Redemption Dates will be the third Trading Day following a Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day that is a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is a Business Day. The calculation agent may postpone the applicable Valuation Date — and therefore the applicable Redemption Date — if a market disruption event occurs or is continuing on a day that would otherwise be the applicable Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Valuation Dates

For any early redemption, the applicable “Valuation Date” means the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures. In the event UBS exercises its Contingent Call Right (as defined below), the Valuation Date means the third Trading Day prior to the Call Settlement Date (as defined below). If the calculation agent determines that a market disruption event occurs or is continuing on a Valuation Date, the applicable Valuation Date will be the first following Trading Day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the applicable Valuation Date for the Securities be postponed by more than five Trading Days. The Final Valuation Date is May 9, 2018.

UBS Contingent Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than five days’ notice to the holders of the Securities, such redemption to occur on any Trading Day (or if such day is not a Business Day, the next Trading Day that is also a Business Day) that we may specify on or after May 13, 2013 through and including May 14, 2018 (the “Call Settlement Date”) if the aggregate principal amount of all Securities issued and outstanding is less than $10,000,000 on the fifth Trading Day prior to the Call Settlement Date specified by UBS. Upon early redemption in the event we exercise this right, you will receive a cash payment equal to the Redemption Amount, which will be calculated on the third Trading Day prior to the Call Settlement Date and paid on the Call Settlement Date. The calculation agent may

Specific Terms of the Securities

postpone the applicable Valuation Date — and therefore the Call Settlement Date — if a market disruption event occurs and is continuing on a day that would otherwise be the applicable Valuation Date.

In the event we exercise our Contingent Call Right, references to payment upon early redemption also refer to payment upon our exercise of our call right. See “ — Payment at Maturity or Upon Early Redemption.” We discuss these matters in the attached prospectus under “Description of the Debt Securities We May Offer — Redemption and Payment.”

Market Disruption Event

The calculation agent will determine the Index Ending Level on the applicable Valuation Date or the Final Valuation Date, as the case may be. If the level of the Index has declined, you will lose some or all of your investment. If the level of the Index has increased, it must have increased by an amount sufficient to offset the Fee Amount in order to receive a positive return on your Securities. As described above, the applicable Valuation Date or the Final Valuation Date, as the case may be, may be postponed and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the applicable Valuation Date or the Final Valuation Date, as the case may be, a market disruption event has occurred or is continuing. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent’s discretion, constitute a market disruption event, the calculation agent in its discretion may waive its right to postpone the determination of the Index Ending Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Ending Level on such date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than five Trading Days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

➢	the absence or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in the Index;
➢	the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price;
➢	the Index is not published;
➢	the settlement price is not published for any individual exchange-traded futures contract included in the Index;
➢	the occurrence of any event on any day or any number of consecutive days as determined by the calculation agent in its sole and reasonable discretion that affects our currency hedging (if any) with respect to U.S. dollars or the currency of any futures contract included in the Index; or
➢	in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” on page S-41.

The following events will not be market disruption events:

Specific Terms of the Securities

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
➢	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or platinum.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to a basket or platinum is traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series A, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not

Specific Terms of the Securities

obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or
➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the applicable Valuation Date or the Final Valuation Date, as the case may be, then the default amount will equal the Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If the Index Sponsors discontinue publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Index Performance Ratio, Index Ending Level and the amount payable at maturity or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of commodities and options or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the exchange-traded futures contracts included in the Index or the method of calculating the Index has been changed at any time in any respect — and whether the change is made by the Index Sponsors under their existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting platinum or is due to any other reason — that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the performance of the Index, the Index Ending Level or the amount payable at maturity or upon early redemption, then the calculation agent may make

Specific Terms of the Securities

adjustments in the method of calculating the Index that it believes are appropriate to ensure that the Index Performance Ratio used to determine the amount payable on the Maturity Date or upon early redemption is equitable. All determinations and adjustments to be made by the calculation agent with respect to the performance of the Index, Index Ending Level, the amount payable at maturity or upon early redemption or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Trading Day

Trading Day means a day on which (i) the value of the Index is published by Bloomberg or Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts comprising the Index are traded, in each case as determined by the calculation agent in its sole discretion.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Maturity Date,” “— Redemption Date” and “— Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent for the Securities. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity or upon early redemption, market disruption events, Trading Days, the default amount, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Reissuances or Reopened Issues

We may at our sole discretion, “reopen” or reissue the Securities. We intend to issue the Securities initially in an amount having the aggregate offering price specified on the cover of this prospectus supplement. However, we may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

Specific Terms of the Securities

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to (i) any over-allotment option we may grant to an agent, and (ii) any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering. We intend to comply with the requirements under the Treasury regulations governing “qualified reopenings” and we will therefore treat any additional offerings of the Securities as part of the same issue as the Securities for U.S. federal income tax purposes. Accordingly, for purposes of the Treasury regulations governing original issue discount on debt instruments, we will treat any additional offerings of the Securities as having the same original issue date, the same issue price and, with respect to holders, the same adjusted issue price as the Securities.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on platinum or the Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of platinum,
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or commodities, or
➢	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Final Valuation Date. That step may involve sales or purchases of platinum, listed or over-the-counter options or futures on platinum or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index or other components of the commodities markets.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-11 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of December 31, 2007 (audited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	405,220	357,457
Total Debt	405,220	357,457
Minority Interest(2)	6,951	6,132
Shareholders’ Equity	35,585	31,391
Total capitalization	447,756	394,979

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.88213 (the exchange rate in effect as of December 31, 2007).

Supplemental U.S. Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,
➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
➢	a bank,
➢	a life insurance company,
➢	a tax-exempt organization,
➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or
➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

There is no authority that directly addresses the tax treatment of your Securities and thus the tax treatment of your Securities is uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid forward contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the

Supplemental U.S. Tax Considerations

price you paid for it. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the Settlement Date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of the Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

In addition, it is possible that the Securities could be treated as a series of forward contracts each of which matures on the next rebalancing date and/or roll date. If your Securities were properly characterized in such a manner, you would be treated as disposing of your Securities on each rebalancing and/or roll date in return for new forward contracts that mature on the next rebalancing and/or roll date, and you would accordingly likely recognize capital gain or loss on each rebalancing and/or roll date equal to the difference between your basis in your Securities (which would be adjusted to take into account any prior recognition of gain or loss) and their fair market value on such date.

In addition, it is possible that Section 1256 of the Internal Revenue Code could apply to your Securities. If Section 1256 were to apply to your Securities, you would be required to mark your Securities to

Supplemental U.S. Tax Considerations

market at the end of each year (i.e., recognize income as if the Securities had been sold for fair market value). In such case, gain or loss recognized with respect to your Securities should be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held your Securities.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be treated as if you owned the underlying components of the Index, (ii) you should be required to accrue interest income over the term of your Securities, (iii) any gain or loss that you recognize upon the early redemption or maturity of your Securities should be treated as ordinary gain or loss or (iv) you should be required to include in ordinary income an amount equal to any increase in the Index that is attributable to ordinary income that is realized in respect of the components of the Index, such as interest. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting.  If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on Securities within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
➢	the payment of the proceeds from the sale of Securities effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,
➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
➢	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,
➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

Supplemental U.S. Tax Considerations

➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of a Security effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,
➢	a controlled foreign corporation for United States tax purposes,
➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
➢	a foreign partnership, if at any time during its tax year:
➢	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
➢	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders.  If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

UBS intends to sell a portion of the Securities on the Initial Trade Date at 100% of their stated Principal Amount. Additional Securities will be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. Sales of the Securities after the Initial Trade Date will be made at market prices prevailing at the time of the sale, at prices related to market prices or at negotiated prices. UBS will receive proceeds equal to 100% of the price at which the Securities are sold to the public. UBS Securities LLC is expected to charge normal commissions in connection with any purchase or sale of the Securities. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Fee Amount to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: E-TRACS Notice of Early Redemption, CUSIP No. 902641786

[BODY OF EMAIL]

Name of broker: [      ]

Name of beneficial holder: [      ]

Number of Securities to be redeemed: [      ]

Applicable Valuation Date: [      ], 20[  ]

Broker Contact Name: [                    ]

Broker Telephone #: [                    ]

Broker DTC # (and any relevant sub-account): [                    ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642; and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $50,000,000 Medium-Term Notes, Series A, Exchange Traded Access Securities due May 14, 2018 CUSIP No. 902641786, redeemable for a cash amount based on UBS Bloomberg CMCI Platinum Total Return (the “Securities”) hereby irrevocably elects to exercise, on the Redemption Date of [holder to specify], with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:
DTC # (and any relevant sub-account):
Contact Name:

Telephone:
Fax:
E-mail:

(At least 100,000 Securities ($2,500,000 aggregate principal amount) must be redeemed at one time to exercise the right to early redemption on any redemption date.)

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus

Introduction	3
Cautionary Note Regarding Forward- Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer.	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

UBS Exchange Traded Access Securities
(E-TRACS)

UBS AG $50,000,000 E-TRACS
Long Platinum — Linked to the UBS Bloomberg CMCI Platinum Total Return due May 14, 2018

Prospectus Supplement

May 8, 2008
(To Prospectus dated March 27, 2006)

UBS Investment Bank